CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 30, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Cellceutix Corporation's Annual Report on Form 10-K for the year ended June 30, 2013. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

Our report dated September 30, 2013, on the effectiveness of internal control over financial reporting as of June 30, 2013 expresses our opinion that Cellceutix Corporation did not maintain effective internal control over financial reporting as of June 30, 2013 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment material weaknesses as of June 30, 2013.

Our report dated September 30, 2013, on the June 30, 2013 consolidated financial statements contains an explanatory paragraph that states that Cellceutix Corporation has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York

November 4, 2013